Exhibit 99.2

Wabtec Holds 2020 Investor Conference

Pittsburgh, PA, March 10, 2020 – Wabtec Corporation (NYSE: WAB) will host its 2020 Investor Conference via webcast starting at 8:30 a.m., ET, today. The webcast of the event can be accessed on the investor relations section of the company’s website: www.WabtecCorp.com.

Rafael Santana, President and CEO, Pat Dugan, CFO, and other company leaders will highlight Wabtec’s business strategy and long-term financial targets.

During the conference, Wabtec management will discuss its previously issued guidance for 2020. This guidance has not been revised for any potential impact due to COVID-19, and more recently with volatility in the commodity and financial markets.

To date, Wabtec has seen limited impact to its first quarter. However, we are continuing to monitor our customers and the end markets we serve, as those could have an impact on Wabtec’s business, operations and financial performance.

Investor Conference: How to Participate
Wabtec will host its 2020 Investor Conference via webcast starting at 8:30 a.m., ET, today.  To listen to the webcast and view the presentation materials, go to Wabtec’s website at www.WabtecCorp.com and click on “Events & Presentations” in the “Investor Relations” section.  A replay of the webcast and presentation materials will also be available on Wabtec’s website at www.WabtecCorp.com.

About Wabtec Corporation
Wabtec Corporation is a leading global provider of equipment, systems, digital solutions and value-added services for freight and transit rail. Drawing on nearly four centuries of collective experience across Wabtec, GE Transportation and Faiveley Transport, the company has unmatched digital expertise, technological innovation, and world-class manufacturing and services, enabling the digital-rail-and-transit ecosystems. Wabtec is focused on performance that drives progress, creating transportation solutions that move and improve the world. The freight portfolio features a comprehensive line of locomotives, software applications and a broad selection of mission-critical controls systems, including Positive Train Control (PTC). The transit portfolio provides highly engineered systems and services to virtually every major rail transit system around the world, supplying an integrated series of components for buses and all train-related market segments that deliver safety, efficiency and passenger comfort.   Along with its industry-leading portfolio of products and solutions for the rail and transit industries, Wabtec is a leader in mining, marine, and industrial solutions. Based in Pittsburgh, PA, Wabtec has approximately 27,000 employees in facilities throughout the world. Visit:  www.WabtecCorp.com

Wabtec Investor Contact
Kristine Kubacki, CFA / Kristine.Kubacki@wabtec.com / 412-450-2033

Wabtec Media Contact
Deia Campanelli / Deia.Campanelli@wabtec.com / 773-297-0482